Exhibit 10.8
Galaxy Digital Holdings Ltd.
Long Term Incentive Plan DSU Award Agreement
This Long Term Incentive Plan DSU Award Agreement (the "Agreement") confirms the award by Galaxy Digital Holdings Ltd. to the Eligible Director of such number of Deferred Share Units as set out in this Agreement, in accordance with this Agreement and pursuant to the Amended and Restated Galaxy Digital Holdings Ltd. Long Term Incentive Plan, including any schedules or appendices thereto, as may be amended from time to time (the “Plan,” or “LTIP”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.
Participant:
Global ID:
Award Type:
Plan Name:
Award Date:
Award Expiration Date:
Total Granted:
Award Price:
Vesting Schedule

Shares/Options Awarded	Vest Date

Subject to the terms of the Plan (except as otherwise provided in the Plan or, if applicable, in the Participant's written contract for services or other written agreement with the Corporation or an Affiliate), in order to Vest in all or any portion of the DSUs, the Participant’s Termination Date (as defined in Section 19 of the Plan) must not occur prior to the applicable Vesting Date.

Participant Acknowledgement
The Participant acknowledges that:
1.The Participant (i) has received and reviewed a copy of the Plan, (ii) agrees to be subject to, and bound by, the terms of the Plan (including, without limitation, Section 20 and Section 22 (regarding election of an Entitlement Date(s), if applicable)) and (iii) agrees that the Participant's abovementioned participation is voluntary and has not been induced by expectation of engagement, appointment, Employment, or continued engagement or appointment, as the case may be.
2.Unless the Participant notifies the Corporation within five (5) days following the date that the Deferred Share Units have been uploaded to the Participant’s account with the Corporation’s equity plan administrator that the Participant does not accept such Grant, the Participant shall be deemed to have accepted such Grant and deemed to have consented to all the terms and conditions applicable to such Grant, including as set forth in this Agreement. If the Participant notifies the Corporation within such five (5) day period that the Participant does not (i) accept such Grant, or (ii) does not consent to all the terms and conditions applicable to such Grant, the Participant shall immediately forfeit any and all right, title and interest in the Grant of Deferred Share Units subject to the terms of this Agreement, and any Shares and/or cash in respect of any or all of such Deferred Share Units.
3.The Board shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, subject to and not inconsistent with the express provisions of this Plan. Subject to the Plan, any Grant made pursuant to the Plan may be amended, modified or terminated by the Board; provided, that no amendment to the Plan or Grants made pursuant to the Plan may be made without the consent of a Participant if it adversely alters or impairs the rights of the Participant in respect of any Grant previously granted to such Participant under the Plan, except that Participant consent shall not be required where the amendment is required for purposes of compliance with Applicable Law. The Board may, in its discretion, subject to Applicable Law, and the terms of the Plan, delegate its powers, rights and duties under the Plan.
4.Any Award Price and/or the Aggregate Grant Value set forth in this Agreement are for informational purposes only, and are not a promise or guaranty of any current or future value with respect to the Grant or the Deferred Share Units.
5.The terms and provisions of Participants’ Grant Agreements (including, without limitation, DSU Award Agreements) need not be identical.
6.The DSUs have been granted to the Participant under the Plan and are subject to all of the terms and conditions of the Plan to the same effect as if all of such terms and conditions were set forth in this Agreement, except as expressly modified by this Agreement in accordance with the Plan; provided, that any Award Expiration Date set forth in this Agreement shall not apply to the Deferred Share Units granted under this Agreement.

7.The Participant agrees that in accordance with the provisions of the Plan, the Corporation or an Affiliate will be able to comply with the applicable obligations under any federal, provincial, state or local law relating to the withholding of tax or other required deductions, and the Corporation or an Affiliate shall withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary to permit the Corporation or an Affiliate to so comply. The Corporation and any Affiliate may also satisfy any liability for any such withholding obligations, on such terms and conditions as the Corporation may determine in its sole discretion, by (a) selling on such Participant’s behalf, or requiring such Participant to sell, any Shares, and retaining any amount payable which would otherwise be provided or paid to such Participant in connection with any such sale, or (b) requiring, as a condition to the delivery of Shares hereunder, that such Participant make such arrangements as the Corporation may require so that the Corporation and its Affiliates can satisfy such withholding obligations, including (i) requiring such Participant to remit an amount to the Corporation or an Affiliate in advance, or reimburse the Corporation or any Affiliate for, any such withholding obligations or (ii) having the Corporation withhold otherwise deliverable cash or otherwise issuable Shares (calculated in accordance with the provisions of the Plan), subject to Applicable Law. Notwithstanding the foregoing, the Board may provide for other methods of withholding in any Grant Agreement (including, without limitation, any DSU Award Agreement) or as otherwise determined by the Board.
8.The Plan and this Agreement are intended to comply with Section 409A of the Code, and they will be construed and administered in a manner consistent with avoiding taxes and penalties under Section 409A of the Code. Notwithstanding the foregoing, neither the Corporation, nor the Board nor any person connected with the Plan make any representation, commitment or guaranty of the tax treatment of the DSUs, and Participant remains solely liable for all taxes, penalties and interest that may arise in connection with the DSUs.
9.The Participant consents to the holding and processing of personal data provided by the Participant to the Corporation or to any third party service provider for all purposes relating to the operation of the Plan, including (i) administering and maintaining records of the Participant; (ii) providing information to the Corporation, its agents, and any third party administrators of the Plan; and (iii) transferring information about the Participant to a country or territory outside his or her home country that may not provide the same statutory protection for the information as the Participant’s home country.
10.The DSUs do not carry any voting rights.
11.The adoption of the Plan and any reservation of Shares or cash amounts by the Corporation to discharge its obligations thereunder or hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of any Shares pursuant to a Grant, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Corporation, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Corporation or any Affiliate by virtue of the Plan.

12.(i) Until such time as determined otherwise by Corporation, any DSU issued pursuant to this Grant may, at the election of the Corporation, be settled in cash rather than Shares if, at the time of settlement, the Participant is neither a “knowledgeable employee” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules, regulations and interpretations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder (the “Investment Company Act”), or a “qualified purchaser” within the meaning of the Investment Company Act, and (ii) the Corporation, in its sole discretion, may issue any such Shares subject to restrictions on transferability if the Corporation determines, in its sole discretion, that the absence of such restrictions could result in the Corporation being an unregistered “investment company” that would be required to register with the SEC under the Investment Company Act.
13.Pursuant to Section 7.9 of the Plan, the Board has determined that any dispute relating to any Grant or this Agreement shall be settled by binding arbitration in accordance with this Section 13. Accordingly, the Participant hereby agrees as follows:
(i)The Participant and the Corporation hereby agree to resolve any controversy, dispute or claim (a “Dispute”) arising out of or relating to the Plan and/or this Agreement (together, the “Plan Documents”), including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of the Plan Documents, by binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (including any successor organization, “JAMS”), located in New York City, New York, by a single arbitrator pursuant to its Employment Arbitration Rules & Procedures. The JAMS Employment Arbitration Rules & Procedures are available online at https://www.jamsadr.com/rules-employment-arbitration/. Any party’s right to appeal or to seek a modification of rulings by the arbitrator is strictly limited by state law and the Federal Arbitration Act. The arbitrator’s final award shall be in writing made and delivered to the parties within thirty (30) calendar days following the close of the hearing and shall provide a reasoned basis for the resolution of any Dispute and any relief provided. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall apply Delaware law to the merits of any Dispute, without reference to the rules of conflicts of law applicable therein. The arbitrator shall be bound by and strictly enforce the terms of the Plan Documents and this Section 13, and may not limit, expand or otherwise modify their terms. The arbitrator may grant injunctions or other relief.
(ii)Notwithstanding anything herein to the contrary, any dispute or claim that has been expressly excluded from arbitration by statute or other applicable law that is not preempted by the Federal Arbitration Act, is excluded from mandatory arbitration under this Section 13. Further, nothing in this Section 13 should be interpreted as restricting or prohibiting the

Participant from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Commission, any other federal, state, or local administrative agency charged with investigating and/or prosecuting complaints under any applicable, federal, state, or municipal law or regulation. A federal, state, or local agency would also be entitled to investigate the charge in accordance with applicable law. However, any Dispute that is covered by this Section 13 but not resolved through the federal, state, or local agency proceedings must be submitted to arbitration in accordance with this Section 13.
(iii)The Participant further understands that other options such as federal and state administrative remedies and judicial remedies exist, and acknowledges and agrees that by agreeing to the terms of this Section 13 (including pursuant to Section 2 above), with the sole exception of any Disputes expressly excluded from arbitration in clause (ii) of this Section 13, these remedies are forever precluded and that regardless of the nature of the Participant’s complaint(s), the Participant acknowledges and agrees that such complaint(s) can only be resolved by arbitration.
(iv)The fees and expenses of the arbitrator and all other expenses of the arbitration that would not normally be incurred if the action were brought in a court of law shall be paid by the Corporation. Each party shall bear the expenses of its own counsel, experts, and presentation of proof.
(v)The substance and result of any arbitration under this Section 13 and all information and documents disclosed in any such arbitration by any person shall be treated by the Participant as confidential, except that disclosures may be made to the extent necessary (a) to enforce a final settlement agreement between the parties or (b) to obtain and secure enforcement, or a judgment on, an award issued pursuant to this Section 13.
(vi)Class, Collective, and Representative Action Waiver - The parties agree that, with respect to any claims that are subject to arbitration under clause (i) of this Section 13, in any forum whether arbitration or otherwise, the parties both waive the right to (a) join or consolidate claims by other individuals or entities against the other party, including but not limited to by becoming a member of a class in a class action; or (b) bring, maintain, participate in, receive money from, or arbitrate any claim as a representative or participate in a class, representative, multi-plaintiff, or collective action. Any attempt to proceed in arbitration, court or any other forum on anything other than an individual basis shall be void ab initio and be precluded by every tribunal in which any such action is brought.
(vii)In the event any notice is required to be given under the terms of this Section 13, it shall be delivered in writing, if to the Participant, to the Participant’s last address on file with the Corporation, and if to the Corporation, to the attention of the General Counsel of the Corporation.
(viii)If any provision of this Section 13 is determined to be invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall be deemed modified to the extent necessary to render the same valid, or as not applicable to the given circumstances, or will be deleted from this Section 13, as the situation may require, and this Section 13 shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be, it being the stated intention of the parties that had they known of such invalidity or unenforceability at the time of entering into this Agreement, they would have nevertheless contracted upon the terms contained herein, either excluding such provisions, or including such provisions, only to the maximum scope and application permitted by law, as the case may be.
(ix)Except as otherwise expressly set forth herein, all capitalized defined terms shall have the same meaning as set forth in the Plan Documents.
This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Participant and any other person who acquires the Participant’s rights in respect of the DSUs granted hereunder pursuant to Applicable Law and the terms of the Plan.